FOR IMMEDIATE RELEASE
                                             Contact: Ross A Benavides
                                                      Chief Financial Officer
                                                      (713) 860-2528



                   GENESIS ENERGY, L.P. COMPLETES ACQUISITION
                        OF NATURAL GAS GATHERING SYSTEMS


         January 18, 2004 - Genesis Energy, L.P. (AMEX:GEL) announced today that, through its wholly owned subsidiary, Genesis Natural Gas Pipeline, L.P., the company has completed an acquisition from Multifuels Energy Asset Group, L.P. of 14 natural gas pipeline and gathering systems located in Texas, Louisiana, and Oklahoma encompassing approximately 60 miles of pipeline and related assets for $3.1 million in cash. Based on currently available information, Genesis expects the transaction to be immediately accretive and to generate approximately $0.4 million of additional net cash provided by operating activities. The acquisition was financed through Genesis' credit facility with Bank of America.

         Genesis Energy, L.P., operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.



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